Exhibit 99.1

FIRST QUALITY TO ACQUIRE COVIDIEN’S RETAIL PRODUCTS BUSINESS

Great Neck, New York and Hamilton, Bermuda – December 17, 2007 – First Quality Enterprises, Inc. (“First Quality”) and Covidien Ltd. (NYSE: COV, BSX: COV) today announced that the two companies have entered into a definitive agreement under which First Quality will acquire Covidien’s Retail Products business for approximately $335 million, subject to certain adjustment provisions. Covidien’s Retail Products business, headquartered in King of Prussia, Pennsylvania, had sales of $744 million in fiscal 2007. The transaction, which is subject to customary closing conditions, is expected to be completed in the first calendar quarter of 2008.

The First Quality group of companies is comprised of three divisions – Absorbent Hygiene, Paper Products and Non-woven Material – serving the healthcare, retail and commercial channels. With the addition of Covidien’s Retail Products business and its complementary product lines, First Quality’s Absorbent Hygiene business will have a more diversified product portfolio and a full range of adult incontinence, feminine hygiene, wet and dry wipes, and baby diaper products. This acquisition will enable First Quality to enhance its relationships with retail customers by offering broader, more innovative product lines and greater value.

“The acquisition of Covidien’s Retail Products business is a compelling opportunity for First Quality,” said Richard Martorella, Director of Finance and Treasury of First Quality. “The addition of Retail Products creates a more comprehensive Absorbent Hygiene business, solidifying First Quality’s position in our three core areas. Together, the First Quality Absorbent Hygiene division will provide customers with a full suite of premium products serving the infant care, adult incontinence and feminine hygiene segments. We welcome Covidien’s Retail Products business and its hardworking and dedicated employees to the First Quality family.”

Richard J. Meelia, President and Chief Executive Officer of Covidien said, “Retail Products has been part of Covidien for nearly a decade and has a workforce committed to delivering high-quality products to North American retailers. Following a thorough review and evaluation of strategic alternatives for the business, we determined that the unique characteristics of Retail Products did not fit with Covidien’s goal to be the leading global healthcare products company. This transaction is consistent with Covidien’s strategy to focus its portfolio and reallocate resources to its core healthcare business. We look forward to working closely with First Quality’s talented team and we anticipate a smooth transition.”

Beginning in the first quarter of fiscal 2008, Covidien will report the Retail Products business as a discontinued operation.

Goldman, Sachs & Co. served as financial advisor to First Quality and Morgan Stanley served as financial advisor to Covidien.

ABOUT FIRST QUALITY ENTERPRISES, INC.

Founded in 1990, First Quality Enterprises, Inc. and its affiliates are a closely-held diversified group of companies manufacturing, selling and distributing branded and private label absorbent hygiene, paper and non-woven products into the healthcare, retail and commercial channels. First Quality is dedicated to meeting the demands of the market by providing innovative and high-quality products manufactured utilizing state of the art technology. For more information please visit www.firstquality.com.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in five segments: Medical Devices, Pharmaceutical Products, Imaging Solutions, Medical Supplies and Retail Products. With 2007 revenue of $10 billion, Covidien has more than 43,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. Please visit www.covidien.com to learn more about our business.

Contacts:

For Covidien	For First Quality
Eric Kraus	Matthew Sherman
Senior Vice President	Joele Frank, Wilkinson Brimmer Katcher
Corporate Communications	212-355-4449
508-261-8305
eric.kraus@covidien.com

Coleman Lannum, CFA	Jennifer Schaefer
Vice President	Joele Frank, Wilkinson Brimmer Katcher
Investor Relations	212-355-4449
508-452-4343 cole.lannum@covidien.com

Bruce Farmer	Marin Kaleya
Director	Joele Frank, Wilkinson Brimmer Katcher
Financial Communications	212-355-4449
508-452-4372 bruce.farmer@covidien.com

Wayde McMillan
Director
Investor Relations
508-452-4387 wayde.mcmillan@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to satisfaction of closing conditions related to the Retail Products business transaction, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, customers’ capital spending and government funding policies, changes in governmental regulations, the use and protection of intellectual property rights, litigation and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.